Exhibit 3.3

AMENDMENT TO BYLAWS

The bylaws of Heritage shall be amended at or prior to the Effective Time to include, as of the Effective Time, the following new Article 9:

ARTICLE 9

Certain Governance Matters

SECTION 9.1 – INTEGRATION PERIOD. The Board has resolved that the governance and other provisions set forth in this Article 9 shall apply and be effective from and after the Effective Time (as defined in the Agreement and Plan of Merger, dated as of October 23, 2013, by and between the corporation and Washington Banking Company (“Washington Banking”), as may be amended from time to time (the “Merger Agreement”)), until the second anniversary of the Effective Time or such earlier date, but not prior to the first anniversary of the Effective Time, as may be determined by the affirmative vote after the Effective Time of at least two-thirds of the Board of Directors (the “Integration Period”). Terms defined in the Merger Agreement are used in this Article 9 as so defined.

SECTION 9.2 – BOARD OF DIRECTORS. At the Effective Time, the Board shall initially consist of 15 members. Effective as of the Effective Time, eight members of the Board of Directors immediately prior to the Effective Time, as designated by the Board of Directors of the corporation prior to the Effective Time, shall be members of the Board (including each of the persons designated for specified Board or officer positions with the corporation in this Article 9) (such eight persons and their replacements, if any, as determined in accordance with Article 9, Section 9.4 being referred to as the “Continuing Heritage Directors”), and seven members of the board of directors of Washington Banking immediately prior to the Effective Time, as designated by the board of directors of Washington Banking prior to the Effective Time, shall be members of the Board (including each of the persons designated for specified Board or officer positions with the corporation in this Article 9) (such seven persons and their replacements, if any, as determined in accordance with Article 9, Section 9.4 being referred to as the “Continuing Washington Banking Directors”), in each case, subject to such designee satisfying the eligibility criteria to serve as a director of the corporation as set forth in the Corporate Governance and Nominating Committee Charter of the corporation (the “Eligibility Criteria”) as of the Effective Time.

SECTION 9.3 – CHAIRMAN; VICE CHAIRMAN. Effective as of the Effective Time, Anthony B. Pickering shall serve as Chairman of the Board and Brian S. Charneski shall serve as Vice Chairman of the Board until the second anniversary of the Effective Time. In the event that Anthony B. Pickering ceases to serve as Chairman of the Board for any reason prior to the second anniversary of the Effective Time, his successor as Chairman shall be selected by the affirmative vote of at least a majority of the Continuing Washington Banking Directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation, and shall serve as Chairman of the Board until the second anniversary of the Effective Time. In the event that Brian S. Charneski ceases to serve as Vice Chairman of the

Board for any reason prior to the second anniversary of the Effective Time, his successor as Vice Chairman of the Board shall be selected by the affirmative vote of at least a majority of the Continuing Heritage Directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation, and shall serve as Vice Chairman of the Board until the second anniversary of the Effective Time.

SECTION 9.4 – VACANCIES. All vacancies on the Board, created through the cessation of service for any reason of (i) any Continuing Heritage Director shall be filled by a nominee proposed to the Corporate Governance and Nominating Committee of the Board (together with any successor Committee thereto, the “Governance Committee”) by a majority of the remaining Continuing Heritage Directors and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation, or (ii) any Continuing Washington Banking Director shall be filled by a nominee proposed to the Governance Committee by a majority of the remaining Continuing Washington Banking Directors and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. If the Governance Committee does not recommend any such proposed nominee, or if at least two-thirds of the directors then in office do not approve any such proposed nominee, a majority of the remaining Continuing Heritage Directors or a majority of the remaining Continuing Washington Banking Directors, as the case may be, shall propose a substitute nominee to the Governance Committee. This process shall be repeated if necessary until the applicable vacancy has been filled. All directors of the corporation so nominated and appointed or elected pursuant to this Article 9, Section 9.4 shall be considered “Continuing Heritage Directors” or “Continuing Washington Banking Directors,” as the case may be, for purposes of this Article 9.

SECTION 9.5 – NOMINATIONS. The Governance Committee shall recommend to the Board that each Continuing Heritage Director and each Continuing Washington Banking Director be nominated, and the Board shall nominate each Continuing Heritage Director and each Continuing Washington Banking Director so recommended, for election at each annual meeting of shareholders that is held during the Integration Period, in each case, so long as such Continuing Heritage Director or Continuing Washington Banking Director, as the case may be, continues to satisfy the Eligibility Criteria at such time. In the event that any Continuing Heritage Director no longer satisfies the Eligibility Criteria at such time, a replacement nominee shall be selected by a majority of the remaining Continuing Heritage Directors, and in the event that any Continuing Washington Banking Director no longer satisfies the Eligibility Criteria at such time, a replacement nominee shall be selected by a majority of the remaining Continuing Washington Banking Directors.

SECTION 9.6 – REDUCTION IN SIZE OF BOARD. Following the first anniversary of the Effective Time, at least two-thirds of the directors then in office, as required by the Articles of Incorporation, may determine to reduce the size of the Board in accordance with Article 2, Section 2.2, provided that as a result of any such reduction the Continuing Heritage Directors and Continuing Washington Banking Directors shall have pro rata representation on the Board based upon the number of Continuing Heritage Directors (eight of fifteen, or 53.3%) and Continuing Washington Banking Directors (seven of fifteen, or 46.7%) as of the Effective Time (rounded to the nearest whole number).

SECTION 9.7 – AMENDMENTS; INTERPRETATION AND EXPIRATION DATE. During the Integration Period, the provisions of this Article 9 and Section 2.2 of Article 2, may be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article 9 and Section 2.2 of Article 2 may be adopted, only by the affirmative vote of (a) at least two-thirds of the directors then in office and (b) a majority of each of the Continuing Heritage Directors and Continuing Washington Banking Directors. In the event of any inconsistency between any provision of this Article 9 and any other provision of these Bylaws, the provisions of this Article 9 shall govern and control. Whenever it is stated in this Article 9 that a specified action shall require the affirmative vote of a specified percentage of the Board, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number. If any of the provisions of this Article 9 are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remainder of such provision and the remaining provisions of this Article 9 shall not be affected. The provisions of this Article 9 shall automatically expire on the second anniversary of the Effective Time, unless earlier terminated in accordance with the provisions herein.